Exhibit 23.3

Christopher Jason MacMahon, PE

WSP USA Inc.

10615 Professional Circle, Suite 204

Reno, Nevada 89521

Consent of Qualified Person

I, Christopher Jason MacMahon, state that I am responsible for preparing or supervising the preparation of part(s) of the technical report summary titled “Technical Report Summary on the Grassy Mountain Project, Oregon, U.S.A.”, with an effective date of May 27, 2026, as signed and certified by me (the “Technical Report Summary”) for Paramount Gold Nevada Corp. (the “Company”).

Furthermore, I state that:

i.	The Technical Report Summary was prepared in accordance with Subpart 229.1300 of Regulations S-K promulgated by the U.S. Securities and Exchange Commission;

ii.

I consent to the Company’s public filing of the Technical Report Summary as an exhibit to and as referenced in the Company’s Current Report on Form 8-K (“Form 8-K”), and to the incorporation by reference of the Technical Report Summary in the Registration Statements on Form S-3 (333-275376) and Form S-8 (No. 333-205024, No. 333-262857 and No. 333-291058) (the “Registration Statements”) (collectively, the “Documents”);

iii.	I consent to the use of my name, or any quotation from or summarization in the Documents of the parts of the Technical Report Summary for which I am responsible (as listed below);

iv.

I confirm that I have read the Documents, and that the Documents fairly and accurately reflect, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible, as follows: 1.17.2 thru 1.17.5, 2.4.5, 15.3 thru 15.7.2, 18.1.10.1, 22.12.3 thru 22.12.5, 24 and 25.2 and 25.3.

Dated at Reno, Nevada this 14th day of July, 2026

“signed”

/s/ Christopher Macmahon
Christopher J, Macmahon, PE (OR)